EXHIBIT (8)(o)(14)

AMENDMENT No. 14 TO PARTICIPATION AGREEMENT

(FRANKLIN)

Amendment No. 14 to

Participation Agreement

by and among

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Transamerica Financial Life Insurance Company

Transamerica Capital, Inc.

Franklin Templeton Variable Insurance Products Trust (The “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Transamerica Financial Life Insurance Company (the “Company” or “you”), and Transamerica Capital, Inc., your distributor, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated May 1, 2004, and subsequently amended May 3, 2004, April 29, 2005, May 1, 2007, July 30, 2007, January 10, 2008, May 1, 2009, October 1, 2010, May 1, 2011, October 31, 2011, March 1, 2012, January 15, 2013, May 1, 2013 and May 1, 2014, (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”). Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

WHEREAS, the Trust, the Underwriter and Transamerica Advisors Life Insurance Company of New York (“TALICNY”) have previously entered into a Participation Agreement dated March 1, 2005, as amended (the “TALICNY Participation Agreement”);

WHEREAS, upon the closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger, dated June 3, 2014, between Transamerica Financial Life Insurance Company and Transamerica Advisors Life Insurance Company of New York, TALICNY will merge into the Company, such merger currently scheduled to be effective as of July 1, 2014 (the “Merger”). As the surviving entity of the Merger, the Company will become the depositor and co-issuer of TALICNY’s variable separate accounts (“Separate Accounts”); and

WHEREAS, the parties wish to: (i) add the Separate Accounts and the underlying investment portfolios for the Separate Accounts to the Agreement; and (ii) terminate the TALICNY Participation Agreement and any related agreements with the Trust and the Underwriter, simultaneously effective as of the Closing.

NOW, THEREFORE, in consideration of past and prospective business relations, the parties hereby agree to amend the Agreement as follows:

1.	Schedules. Effective as of the Closing, Schedules B and C of the Agreement are hereby deleted in their entirety and replaced with the Schedules B and C attached, respectively.

2.	Effective Date. The parties agree that this Amendment is contingent upon, and shall not be effective until, the Closing of the Merger and shall take effect automatically upon the Closing. If the Closing shall not have occurred by December 31, 2014, this Amendment shall terminate and shall be of no further force or effect.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment as of June 25, 2014.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

Only on behalf of Each Portfolio listed on Schedule C of the Agreement.
	By:	/s/ Karen L. Skidmore
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

	By:	/s/ Christopher Felchlin
	Name:	Christopher Felchlin
	Title:	Vice President

The Company:	TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

	By:	/s/ John Mallett
	Name:	John Mallett
	Title:	Vice President

The Distributor:	TRANSAMERICA CAPITAL, INC.

	By:	/s/ Brenda L. Smith
	Name:	Brenda L. Smith
	Title:	SVP

Schedule B

Accounts of the Company

Name of Account	SEC Registration Yes/No
Separate Account VA BNY	Yes
ML of New York Variable Annuity Separate Account A	Yes

Schedule C

Available Portfolios and Classes of Shares of the Trust

1.	Franklin Founding Funds Allocation VIP Fund – Class 4

2.	Franklin Income VIP Fund – Class 2

3.	Franklin Mutual Shares VIP Fund – Class 2

4.	Franklin Small Cap Value VIP Fund – Class 2

5.	Franklin Small-Mid Cap Growth VIP Fund – Class 2

6.	Templeton Foreign VIP Fund – Class 2

7.	Templeton Growth VIP Fund – Class 2

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1)	the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be in electronic format) (“Notice”) identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)	we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a part of this Schedule C and the Agreement.

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